231,

--------------------------------------------------------------------------------


                             AGREEMENT AND PLAN OF MERGER

                       dated as of the 10th day of March, 1999

                                     by and among

                               THE ALLIANCE GROUP, INC.
                                       (Parent)

                                         and

                            ALLIANCE ACQUISITION III CORP.
                                       (Newco)

                                         and

                                 NOBEL SYSTEMS, INC.
                                      (Company)

                                         and

                                      KEN BLOOD

                                         AND

                                     DAVID ANDRES

                                         AND

                                     JIM PEARSON
                            (Stockholders of the Company)


--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

1.     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.     THE MERGER AND OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . .  5
       2.1     Delivery and Filing of Articles of Merger . . . . . . . . . . . . .  5
       2.2     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . .  5
       2.3     Certificate of Incorporation, Bylaws and Board of
               Directors of the Surviving Corporation. . . . . . . . . . . . . . .  5
       2.4     Certain Information With Respect to the Capital Stock of
               Company, Parent and Newco.. . . . . . . . . . . . . . . . . . . . .  6
       2.5     Effect of Merger. . . . . . . . . . . . . . . . . . . . . . . . . .  6

3.     CONVERSION OF STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

4.     DELIVERY OF MERGER CONSIDERATION. . . . . . . . . . . . . . . . . . . . . .  7
       4.1     Effective Time. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       4.2     Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

5.     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

6.     REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF COMPANY
       AND STOCKHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       6.1     Due Organization. . . . . . . . . . . . . . . . . . . . . . . . . .  8
       6.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       6.3     Capital Stock of the Company. . . . . . . . . . . . . . . . . . . .  8
       6.4     Transactions in Capital Stock . . . . . . . . . . . . . . . . . . .  9
       6.5     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
       6.6     Predecessor Status; etc.. . . . . . . . . . . . . . . . . . . . . .  9
       6.7     Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .  9
       6.8     Liabilities and Obligations . . . . . . . . . . . . . . . . . . . .  9
       6.9     Accounts and Notes Receivable . . . . . . . . . . . . . . . . . . . 10
       6.10    Permits and Intangibles . . . . . . . . . . . . . . . . . . . . . . 10
       6.11    Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . 11
       6.12    Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . 11
       6.13    Significant Customers; Material Contracts and Commitments . . . . . 12
       6.14    Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       6.15    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       6.16    Compensation; Organized Labor Matters . . . . . . . . . . . . . . . 13
       6.17    Employee Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
       6.18    Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . 14
       6.19    Conformity with Law; Litigation . . . . . . . . . . . . . . . . . . 15
       6.20    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       6.21    No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

                                         -i-


       6.22    Absence  of Changes . . . . . . . . . . . . . . . . . . . . . . . . 17
       6.23    Deposit Accounts; Powers of Attorney. . . . . . . . . . . . . . . . 19
       6.24    Relations with Governments. . . . . . . . . . . . . . . . . . . . . 19
       6.25    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       6.26    Prohibited Activities . . . . . . . . . . . . . . . . . . . . . . . 19

7.     ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
       OF STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       7.1     Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       7.2     Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . 20

8.     REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PARENT
       AND NEWCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       8.1     Due Organization. . . . . . . . . . . . . . . . . . . . . . . . . . 20
       8.2     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       8.3     Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       8.4     Transactions in Capital Stock . . . . . . . . . . . . . . . . . . . 21
       8.5     Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       8.6     Liabilities and Obligations . . . . . . . . . . . . . . . . . . . . 21
       8.7     Conformity with Law; Litigation . . . . . . . . . . . . . . . . . . 21
       8.8     No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
       8.9     Parent Securities . . . . . . . . . . . . . . . . . . . . . . . . . 22
       8.10    Business; Real Property; Agreements . . . . . . . . . . . . . . . . 22

9.     OTHER COVENANTS PRIOR TO CLOSING. . . . . . . . . . . . . . . . . . . . . . 22
       9.1     Access and Cooperation; Due Diligence; Audits . . . . . . . . . . . 22
       9.2     Conduct of Business Pending Closing . . . . . . . . . . . . . . . . 23
       9.3     Prohibited Activities by the Company. . . . . . . . . . . . . . . . 23
       9.4     Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       9.5     Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
       9.6     Notification of Certain Matters . . . . . . . . . . . . . . . . . . 25
       9.7     Amendment of Schedules. . . . . . . . . . . . . . . . . . . . . . . 25
       9.8     Further Assurance . . . . . . . . . . . . . . . . . . . . . . . . . 26

10.    CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND COMPANY . . . . . . 26
       10.1    Representations and Warranties; Performance of
               Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       10.2    No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
       10.3    Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . 26
       10.4    Good Standing Certificates. . . . . . . . . . . . . . . . . . . . . 26
       10.5    No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . 27
       10.6    Secretary's Certificates. . . . . . . . . . . . . . . . . . . . . . 27
       10.7    Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . 27
       10.8    Closing of the IPO or the Private Placement . . . . . . . . . . . . 27

                                         -ii-


11.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO . . . . . . . . . . 27
       11.1    Representations and Warranties; Performance of
               Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       11.2    No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
       11.3    Secretary's Certificate . . . . . . . . . . . . . . . . . . . . . . 28
       11.4    No Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . 28
       11.5    Stockholders' Release . . . . . . . . . . . . . . . . . . . . . . . 28
       11.6    Termination of Related Party Agreements . . . . . . . . . . . . . . 28
       11.7    Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . 28
       11.8    Good Standing Certificates. . . . . . . . . . . . . . . . . . . . . 28
       11.9    FIRPTA Certificate. . . . . . . . . . . . . . . . . . . . . . . . . 28
       11.10   Closing of the IPO or Private Placement . . . . . . . . . . . . . . 28
       11.11   Employment Agreement. . . . . . . . . . . . . . . . . . . . . . . . 29
       11.12   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . 29

12.    ADDITIONAL COVENANTS OF PARENT AND STOCKHOLDERS . . . . . . . . . . . . . . 29
       12.1    Preparation and Filing of Tax Returns . . . . . . . . . . . . . . . 29
       12.2    Preservation of Employee Benefit Plans. . . . . . . . . . . . . . . 29

13.    INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       13.1    General Indemnification by the Stockholders . . . . . . . . . . . . 30
       13.2    Indemnification by Parent . . . . . . . . . . . . . . . . . . . . . 30
       13.3    Third Person Claims . . . . . . . . . . . . . . . . . . . . . . . . 30
       13.4    Exclusive Remedy. . . . . . . . . . . . . . . . . . . . . . . . . . 31
       13.5    Limitations on Indemnification. . . . . . . . . . . . . . . . . . . 31

14.    TERMINATION OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . 31
       14.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       14.2    Liabilities in Event of Termination . . . . . . . . . . . . . . . . 32

15.    NONCOMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       15.1    Prohibited Activities . . . . . . . . . . . . . . . . . . . . . . . 32
       15.2    Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       15.3    Reasonable Restraint. . . . . . . . . . . . . . . . . . . . . . . . 33
       15.4    Severability, Reformation . . . . . . . . . . . . . . . . . . . . . 33
       15.5    Independent Covenant. . . . . . . . . . . . . . . . . . . . . . . . 34
       15.6    Materiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

16.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . 34
       16.1    Company and Stockholders. . . . . . . . . . . . . . . . . . . . . . 34
       16.2    Parent and Newco. . . . . . . . . . . . . . . . . . . . . . . . . . 35
       16.3    Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       16.4    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

17.    TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

                                        -iii-


18.    INVESTMENT REPRESENTATIONS. . . . . . . . . . . . . . . . . . . . . . . . . 36
       18.1    Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . 36
       18.2    Economic Risk, Sophistication . . . . . . . . . . . . . . . . . . . 37

19.    REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
       19.1    PiggyBack Registration Rights . . . . . . . . . . . . . . . . . . . 37
       19.2    Demand Registration Rights. . . . . . . . . . . . . . . . . . . . . 37
       19.3    Registration Procedures . . . . . . . . . . . . . . . . . . . . . . 38
       19.4    Other Registration Matters. . . . . . . . . . . . . . . . . . . . . 40
       19.5    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       19.6    Contribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       19.7    Undertaking to File Reports and Cooperate in Rule 144
               Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

20.    GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
       20.1    Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
       20.2    Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . 46
       20.3    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . 46
       20.4    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
       20.5    Brokers and Agents. . . . . . . . . . . . . . . . . . . . . . . . . 46
       20.6    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
       20.7    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
       20.8    Exercise of Rights and Remedies . . . . . . . . . . . . . . . . . . 48
       20.9    Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
       20.10   Reformation and Severability. . . . . . . . . . . . . . . . . . . . 48
       20.11   Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . 48
       20.12   Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
       20.13   Public Statements . . . . . . . . . . . . . . . . . . . . . . . . . 48
       20.14   Amendments and Waivers. . . . . . . . . . . . . . . . . . . . . . . 48
       20.15   Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
       20.16   338 Election. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

                                         -iv-

                             AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of the 10th day of March, 1999, by and among THE ALLIANCE GROUP, INC., an Oklahoma corporation ("Parent"), ALLIANCE ACQUISITION III CORP., an Oklahoma corporation ("Newco"), NOBEL SYSTEMS, INC., an Oklahoma corporation (the "Company"), KEN BLOOD, DAVID ANDRES AND JIM PEARSON, the only stockholders of the Company (collectively, the "Stockholders").

                                       RECITALS

                WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Oklahoma, having been incorporated on March 9, 1999, solely for the purpose of completing the transaction set forth herein, and Newco is a wholly-owned subsidiary of Parent, a corporation organized and existing under the laws of the State of Oklahoma; and

                WHEREAS, the respective Boards of Directors of Newco and of Company (which together are hereinafter collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into Company, as set forth in Annex I, pursuant to this Agreement and the applicable provisions of the laws of the State of Oklahoma ("Merger"); and

                WHEREAS, this Merger is being effectuated pursuant to Section 368(a)(1)(A) of the Code; and

                WHEREAS, Stockholders are the owners of 800 shares of Common Stock, $1.00 par value, of Company ("Company Stock"), representing all the issued and outstanding capital stock of Company outstanding on the date of this Agreement;

                WHEREAS, in the Merger the issued and outstanding shares of Company Stock will be converted into aggregate consideration of $710,000, comprised of $385,000 in cash - shares of Common Stock $.01 par value, of Parent ("Parent Stock") having a value at Closing of $325,000; and assumption of all Company debts, liabilities and obligations.

                NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

1.      DEFINITIONS

        Unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule, or annex attached hereto and not otherwise defined shall have the following meanings for all purposes of this Agreement.

        "Adverse Effect" has the meaning set forth in Section 6.1.

        "Affiliates" means a Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

        "Agreement" has the meaning set forth in the first paragraph of this Agreement.

        "Annex" means each Annex attached hereto that represents a document relevant to the transactions contemplated in this Agreement.

        "A/R Aging Reports" has the meaning set forth in Section 6.9.

        "Balance Sheet Date" has the meaning set forth in Section 6.7.

        "Certificate of Merger" means the Certificate of Merger with respect to the Merger substantially in the form attached as Annex I, with such other changes therein as may be required by applicable state law.

        "Charter Documents" means the Certificate of Incorporation, Articles of Incorporation or other instrument pursuant to which any corporation, partnership or other business entity that is a signatory to this Agreement was formed or organized in accordance with applicable law.

        "Closing" has the meaning set forth in Section 5.

        "Closing Date" has the meaning set forth in Section 5.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the first paragraph of this Agreement.

        "Company Financial Statements" has the meaning set forth in Section 6.7.

        "Company Stock" has the meaning set forth in the third recital of this Agreement.

        "Constituent Corporations" has the meaning set forth in the second recital of this Agreement.

        "Controlled Group" has the meaning set forth in Section 6.18.

        "Demand Registration" has the meaning set forth in Section 19.2.

        "Documents" has the meaning set forth in Section 6.21.

        "Effective Time" means the time as of which the Merger becomes effective, which shall, in any case, occur on the Closing Date.

        "Environmental Laws" has the meaning set forth in Section 6.11.

        "ERISA" has the meaning set forth in Section 6.17.

        "Expiration Date" means (i) except as set forth in (iii) below, the 24th monthly anniversary of the Closing Date when used in connection with a breach of any representation, warranty, covenant or agreement set forth in Sections 6, 7 and 8 of this Agreement, (ii) the 36th monthly anniversary of the Closing Date when used in connection with the failure to observe the terms of Section 15 and
(iii) the date on which suit for the enforcement of any claims for Taxes, claims under Environmental Laws, or claims under any other covenant or agreement set forth in this Agreement and not specified in (i) or (ii) above becomes barred by the applicable statute of limitation.

        "Founding Companies" has the meaning set forth in Section 9.1(ii).

        "Founding Stockholders" has the meaning set forth in Section 19.2.

        "Hazardous Wastes" and "Hazardous Substances" have the meanings set forth in Section 6.13.

        "Indemnification Threshold" has the meaning set forth in Section 13.5.

        "Indemnified Party" has the meaning set forth in Section 13.3.

        "Indemnifying Party" has the meaning set forth in Section 13.3.

        "IPO" means the Parent's initial public offering of Parent Stock.

        "IRS" or "Internal Revenue Service" means the Internal Revenue Service of the Department of the Treasury.

        "Leases" means all real and personal property leased by Company and used, useful or held for use in connection with Company's business.

        "Liens" has the meaning set forth in Section 6.3.

        "Merger" has the meaning set forth in the second recital of this Agreement.

        "Newco" has the meaning set forth in the first paragraph of this Agreement.

        "Newco Stock" means the common stock, par value $.01 per share of Newco.

        "OGCA" means the Oklahoma General Corporation Act.

        "Other Stockholders" means the persons and entities that receive shares of Parent Stock and/or cash upon the acquisition by Parent of assets or businesses in which such persons and entities owned an interest on or prior to the closing date of the IPO or Private Placement.

        "Parent" has the meaning set forth in the first paragraph of this Agreement.

        "Parent Charter Documents" has the meaning set forth in Section 8.1.

        "Parent Documents" has the meaning set forth in Section 8.8.

        "Parent Stock" has the meaning set forth in the fourth recital of this Agreement.

        "Person" means an individual, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust, or other unincorporated organization.

        "Private Placement" means the Parent's private placement of Parent
Stock.

        "Prohibited Activities" has the meaning set forth in Paragraph 6.26.

        "Qualified Plans" has the meaning set forth in Section 6.18.

        "Registerable Securities" means the shares of Parent Stock registerable pursuant to Section 19.

        "Restricted Securities" has the meaning set forth in introductory paragraph to Section 18.

        "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

        "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties, covenants and agreements.

        "SEC" means the United States Securities and Exchange Commission.

        "December Balance Sheet" has the meaning set forth in Section 6.7.

        "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

        "Subsidiaries" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

        "Surviving Corporation" shall mean Company as the surviving party in the Merger.

        "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, environmental or other taxes or assessments, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

        "Territory" has the meaning set forth in Section 15.1(i).

        "Third Person" has the meaning set forth in Section 13.3.

        "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.      THE MERGER AND OTHER MATTERS

        2.1 DELIVERY AND FILING OF ARTICLES OF MERGER. Upon payment and delivery of all consideration due to Stockholders at Closing under this Agreement, the Constituent Corporations will cause (i) the Certificate of Merger to be signed, verified and filed with the Secretary of State of the State of Oklahoma and (ii) photocopies of stamped receipt copies of such filing to be delivered to Parent on the Closing Date.

        2.2 EFFECTIVE TIME OF THE MERGER. At the Effective Time of the Merger, Newco shall be merged with and into Company, in accordance with the Certificate of Merger, the separate existence of Newco shall cease, and Company shall be the surviving party in the Merger. Company is sometimes hereinafter referred to as the Surviving Corporation.

        2.3 CERTIFICATE OF INCORPORATION, BYLAWS AND BOARD OF DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time:

                (i) the Charter Documents of Newco then in effect shall be the Charter Documents of the Surviving Corporation until changed as provided by law;

                (ii) the Bylaws of Newco then in effect shall be the Bylaws of the Surviving Corporation until they shall thereafter be further amended;

                (iii) David Aduddell, the only member of the Board of Directors of Newco, shall be the only member of the Board of Directors of the Surviving Corporation after the Effective Time until his successor shall have been elected and qualified; and

                (iv) David W. Aduddell, Chief Executive Officer; Ken Blood, President; Joe Evans, Chief Financial Officer and Secretary; and Jeff Hartwig, Vice President of Operations of Newco immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation after the Effective Time in the same capacity or capacities, until their successors are duly elected and qualified.

        2.4 CERTAIN INFORMATION WITH RESPECT TO THE CAPITAL STOCK OF COMPANY, PARENT AND NEWCO. The respective designations and numbers of outstanding shares and voting rights of each class of outstanding capital stock of Company, Parent and Newco as of the date of this Agreement are as follows:

                (i) the authorized, issued and outstanding capital stock of Company is as set forth on Schedule 2.4(i);

                (ii) the authorized, issued and outstanding capital stock of Parent is as set forth in Schedule 2.4(ii); and

                (iii) the authorized capital stock of Newco consists of 1,000 shares of common stock, par value $.01, of which 1,000 shares are issued and outstanding and entitled to one vote per share on all matters submitted to stockholders.

        2.5 EFFECT OF MERGER. Company shall be the Surviving Corporation of the Merger and shall continue in existence under the laws of the State of Oklahoma. The Merger will have the effects set forth in the OGCA. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of Company and Newco will vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Newco shall become the debts, liabilities and duties of the Surviving Corporation.

3.      CONVERSION OF STOCK

        The manner of converting the shares of (i) outstanding Company Stock and
(ii) the Newco Stock issued and outstanding immediately prior to the Effective Time into (x) shares of Parent Stock and (y) shares of common stock of the Surviving Corporation, shall be as follows:

        As of the Effective Time:

                (i) all shares of Company Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, automatically shall be deemed to represent the right to receive, in aggregate, (i) - shares of Parent Stock and (ii) $385,000 in cash, all as more particularly set forth in Section 4.1;

                (ii) all shares of Company Stock that are held by Company as treasury stock shall be canceled and retired and no Parent Stock, cash or other consideration shall be delivered or paid in exchange therefor; and

                (iii) each share of Newco Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be deemed to represent the right to receive one fully paid and non-assessable share of common stock of the Surviving Corporation, which shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time.

4.      DELIVERY OF MERGER CONSIDERATION

        4.1 EFFECTIVE TIME. At the Effective Time, Stockholders shall, upon surrender of their certificates representing the shares of Company Stock set forth below, receive the number of shares of Parent Stock and cash set forth opposite their name below:


                                Number of Shares   Number of Shares
 Name of Stockholder            of Company Stock    of Parent Stock    Cash
---------------------           ----------------   ----------------    -----
 Ken Blood                             480                -          $ 231,000

 David Andres                          280                    0        134,750
 Jim Pearson                            40                    0         19,250
                                      ----             --------      ---------
                                       800                -            385,000



        4.2 CERTIFICATES. Stockholders shall present to Parent at the Closing all certificates representing any and all shares of Company Stock, duly endorsed in blank by Stockholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and canceled.

5.      CLOSING

        Prior to the taking of the actions described in clauses (i) and (ii) below (the "Closing"), the parties to this Agreement shall take all actions necessary to prepare to (i) effect the Merger (including the filing with the appropriate state authorities of the Certificate of Merger which shall become effective at the Effective Time) and (ii) effect the conversion of the shares and the delivery of the Parent Stock referred to in Sections 3 and 4; provided, that such actions shall not include the actual completion of the Merger or the conversion of the shares and the delivery of the Parent Stock referred to in Sections 3 and 4, each of which actions shall only be taken upon the Closing Date as herein provided. The Closing shall take place on May 31, 1999, or such other date as the parties hereto may designate (the "Closing Date"), at the offices of McAfee & Taft A Professional Corporation or at such place in Oklahoma City, Oklahoma, as the parties may mutually agree. On the Closing Date (x) the Certificate of Merger shall be or shall have been filed with the appropriate state authorities after payment and delivery of all consideration due to Stockholders at Closing under this Agreement so that they shall be or, as of 10:00 a.m. Central Standard Time on the Closing Date, become effective and the Merger shall thereby be effected and (y) all transactions contemplated by this Agreement, including the conversion of the shares and delivery of the Parent Stock which the Stockholders shall be entitled to receive pursuant to the Merger shall occur and be deemed to be completed.

6. REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF COMPANY AND STOCKHOLDERS

        Company and each Stockholder, jointly and severally represent, warrant, covenant and agree (i) that all of the following representations and warranties in this Section 6 are materially true at the date of this Agreement and, subject to Section 9.7, shall be materially true at the Closing Date and (ii) that all of the covenants and agreements in this Section 6 shall be materially complied with or performed at and as of the Closing Date. For purposes of this Section 6, the term "Company" shall mean and refer to Company and all of its Subsidiaries, if any.

        6.1 DUE ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required except (i) as set forth on Schedule 6.1 or (ii) where the failure to be so authorized or qualified would not have an adverse effect on the business, operations, affairs, prospects, properties, assets or condition (financial or otherwise), of Company taken as a whole (as used herein with respect to Company, or with respect to any other Person, an "Adverse Effect"). Schedule 6.1 sets forth the jurisdiction in which Company is incorporated and contains a list of all such jurisdictions in which Company is authorized or qualified to do business. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Company are all attached hereto as Schedule 6.1.
The stock records of Company, as heretofore made available to Parent, are correct and complete. To the knowledge of Company and Stockholders, there are no minutes in the possession of Company or Stockholders which have not been made available to

Parent, and all of such minutes are correct and complete.

        6.2 AUTHORIZATION. Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Company of this Agreement and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company. This Agreement has been duly executed and delivered by Company, and approved by all the Stockholders of Company, and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms.

        6.3 CAPITAL STOCK OF THE COMPANY. The authorized capital stock of Company is as set forth in Schedule 2.4(i). All of the issued and outstanding shares of the capital stock of Company are owned of record by Stockholders in the amounts set forth in Section 4.1 and further, except as set forth on
Schedule 6.3, are owned free and clear of all mortgages, liens, security interests, pledges, voting trusts, restrictions, encumbrances and claims of every kind (collectively, the "Liens"). All of the issued and outstanding shares of the capital stock of Company (i) have been duly authorized and validly issued and (ii) are fully paid and nonassessable. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder.

        6.4 TRANSACTIONS IN CAPITAL STOCK. Except as set forth on Schedule 6.4, Company has not acquired any Company Stock since January 1, 1995. Except as set forth on Schedule 6.4, (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Company to issue any of its authorized but unissued capital stock; and (ii) Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 6.4 also includes complete and accurate copies of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of Company Stock.

        6.5 SUBSIDIARIES. Except as set forth in Schedule 6.5, (i) Company has no Subsidiaries, (ii) Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, and
(iii) Company is not directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

        6.6 PREDECESSOR STATUS; ETC. Set forth in Schedule 6.6 is a listing of all names of all predecessor companies of Company, including the names of any entities acquired by Company (by stock purchase, merger or otherwise) or owned by Company or from whom the Company previously acquired assets in excess of $25,000, in any case, since January 1, 1995.

        6.7 FINANCIAL STATEMENTS. Attached hereto as Schedule 6.7 are copies of the following financial statements of Company (the "Company Financial Statements"): Company's audited Balance Sheet as of December 31, 1998 ("December Balance Sheet"), and audited Statements of Income, Retained Earnings and Cash Flows and any related notes thereto for the year ended

December 31, 1998 (December 31, 1998 being hereinafter referred to as the "Balance Sheet Date"). The audited Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as noted thereon or on Schedule 6.7). Except as set forth on Schedule 6.7, the Balance Sheets referred to in this Section 6.7 present fairly the financial position of Company as of the dates indicated thereon, and the Statements of Income, Retained Earnings and Cash Flows referred to in this Section 6.7 present fairly the results of operations for the periods indicated thereon in accordance with generally accepted accounting principles. Company Financial Statements at and for the year ended December 31, 1998 have been examined and reported on by Saxon & Knol P.C. All parties acknowledge that final schedules will be added after the date of execution of this Agreement.

        6.8 LIABILITIES AND OBLIGATIONS. Company has delivered to Parent a list (which is set forth on Schedule 6.8) as of the Balance Sheet Date of
(i) all liabilities of Company of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, that are not reflected on the December Balance Sheet or otherwise reflected in the Company Financial Statements at the Balance Sheet Date, and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements. Except as set forth on Schedule 6.8, since the Balance Sheet Date Company has not incurred any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. Company has also disclosed to Parent on Schedule 6.8, in the case of those contingent liabilities related to pending or threatened litigation or other liabilities which are not fixed or otherwise accrued or reserved, the following information:

                (i) a summary description of the liability together with the following:

                        (x) copies of all relevant documentation relating thereto;

                        (y) amounts claimed and any other action or relief sought; and

                        (z) name of claimant and all other parties to the claim, suit or proceeding;

                (ii) the name of each court or agency before which such claim, suit or proceeding is pending; and

                (iii)   the date such claim, suit or proceeding was instituted.

        6.9 ACCOUNTS AND NOTES RECEIVABLE. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.9) of the accounts and notes receivable of Company, as of the most practicable date, including any such amounts which are not reflected in the December Balance Sheet, and including receivables from and advances to employees and Stockholders. Company shall also provide Parent an aging of all accounts and notes receivable showing amounts due in 30 day aging categories, and such list and such aging report (the "A/R Aging Report") as of the most practicable date. Except to the extent reflected on Schedule 6.9 or as disclosed by Company to Parent in a writing accompanying the A/R Aging Report, such accounts, notes and other receivables are collectible in the amounts shown on Schedule 6.9, and shall be collectible in the amounts shown on the A/R Aging Report, net of reserves reflected in the December Balance Sheet and as of the date of the A/R Aging Report, respectively.

        6.10 PERMITS AND INTANGIBLES. Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have an Adverse Effect on its business, and Company has delivered to Parent an accurate list and summary description (which is set forth on Schedule 6.10) of all such licenses, franchises, permits and other governmental authorizations, including titles, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Company (including interests in software or other technology systems, programs and intellectual property) (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 6.11). To the knowledge of Company, the licenses, franchises, permits and other governmental authorizations listed on Schedules 6.10 and 6.11 are valid in all respects, and Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules 6.10 and 6.11 and is not in violation of any of the foregoing except where such non-compliance or violation would not have an Adverse Effect on Company. Except as specifically provided in Schedule 6.10, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Company (and to the Surviving Corporation after the Effective Time of the Merger) by, any such license, franchise, permit or government authorization.

        6.11    ENVIRONMENTAL MATTERS.  Except as set forth on Schedule 6.11,
(i) Company has substantially complied with and is in compliance with all Federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances including petroleum and petroleum products (as such terms are defined in any applicable Environmental
Law); (ii) Company has obtained and substantially adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 6.11, and has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by Company where Hazardous Wastes or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by Company except as permitted by Environmental Laws; (iv) to the knowledge of Company, no on-site or off-site location to which Company has transported or disposed of Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any Federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against Company, Parent or Newco for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; and (v) Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

        6.12 PERSONAL PROPERTY. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.12) of (i) all personal property included (or that will be included) in "depreciable plant, property and equipment" on the balance sheet of Company, (ii) all other personal property owned by Company with a value in excess of $5,000 (x) as of the Balance Sheet Date and (y) acquired since the Balance Sheet Date and (iii) all written Leases in respect of personal property, including, in the case of each of (i), (ii) and (iii), true, complete and correct copies of all such Leases. Except as set forth on Schedule 6.12,
(a) all personal property used by Company in its business is either owned by Company or leased by Company pursuant to a Lease included on Schedule 6.12,
(b) all of the personal property listed on Schedule 6.12 is in good working order and condition, ordinary wear and tear excepted and (c) all leases and agreements included on Schedule 6.12 are in full force and effect in all respects and to the knowledge of Company constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

        6.13 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.13) of all significant customers, or persons or entities that are sources of a significant number of customers, it being understood and agreed that a "significant customer," for purposes of this Section 6.13, means a customer (or person or entity) (i) representing 5% or more of Company's annual revenues as of the Balance Sheet Date or (ii) reasonably expected to represent 5% or more of Company=s revenues during the twelve-month period ending December 31, 1998. Except to the extent set forth on Schedule 6.13, none of Company's significant customers (or persons or entities that are sources of a significant number of customers) have canceled or substantially reduced or, to the knowledge of Company, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Company.

        Company has listed on Schedule 6.13 all material contracts, commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land), other than agreements listed on Schedule 6.8, 6.12 or 6.14, (x) in existence as of the Balance

Sheet Date and (y) entered into since the Balance Sheet Date, and in each case has delivered true, complete and correct copies of such agreements to Parent. Company has complied with all commitments and obligations pertaining to it, and is not in default under any contract or agreement listed on Schedule 6.13 and no notice of default under any such contract or agreement has been received. Company has also indicated on Schedule 6.13 a summary description of all plans or projects involving the acquisition of any personal property, business or assets requiring, in any event, the payment of more than $5,000 by Company.

        6.14 REAL PROPERTY. Schedule 6.14 includes a list of all real property owned or leased by Company (i) as of the Balance Sheet Date and
(ii) acquired since the Balance Sheet Date, and all other real property, if any, used by Company in the conduct of its business. Company has good and insurable title to the real property owned by it, including those reflected on Schedule 6.14, subject to no Liens except for:

                (w) Liens reflected on Schedules 6.8 or 6.13 as securing specified liabilities (with respect to which no default exists);

                (x) Liens for current taxes not yet payable and assessments not in default;

                (y)     easements for utilities serving the property only; and

                (z) easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located which do not adversely affect in any respect the current use of the property.


Schedule 6.14 contains, without limitation, (1) true, complete and correct copies of all title reports and title insurance policies currently in possession of Company with respect to real property owned by Company, and (2) true, complete and correct copies of all Leases and agreements in respect of such real property leased by Company (which copies are attached to Schedule 6.14).

        Except as set forth on Schedule 6.14, all of such Leases included on
Schedule 6.14 are in full force and effect in all respects and to the knowledge of Company constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms.

        6.15 INSURANCE. Company has delivered to Parent, as set forth on and attached to Schedule 6.15, (i) an accurate list as of the Balance Sheet Date of all insurance policies carried by Company, (ii) an accurate list of all insurance loss runs on workers compensation claims received for the past three policy years and (iii) true, complete and correct copies of all insurance policies currently in effect. Such insurance policies evidence all of the insurance that Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws or that management of Company otherwise believes is prudent and appropriate to insure against the risks inherent in Company's business in accordance with industry practice. All of such insurance policies are currently in full force and effect in all respects and shall remain in full force and effect in all respects through the Closing Date. Except as otherwise specified in Schedule 6.15, no insurance carried by Company has been canceled by the insurer and the Company has never been denied coverage.

        6.16    COMPENSATION; ORGANIZED LABOR MATTERS.   Company has delivered
to Parent an accurate list (which is set forth on Schedule 6.16) showing all officers, directors and other key employees of Company and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date of this Agreement. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

        Except as set forth on Schedule 6.16, (w) Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (x) no employees of Company are represented by any labor union or covered by any collective bargaining agreement, (y) to the knowledge of Company, no campaign to establish such representation is in progress and (z) there is no pending or, to the best of Company's knowledge, threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruption over the past three years.

        6.17 EMPLOYEE PLANS. The Stockholders have delivered to Parent an accurate list (which is set forth on Schedule 6.17) showing all employee benefit plans of Company, including all employment agreements and other agreements or arrangements containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 6.17, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," and Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended "ERISA") or any non-qualified deferred compensation arrangement).
For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 6.17, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of Company's employees.

        Company is not now, nor as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation (other than for premium payments) or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA.

        All employee benefit plans listed on Schedule 6.17 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable Federal, state and local statutes, ordinances and regulations.

        All accrued contribution obligations of Company or any Subsidiary with respect to any plan listed on Schedule 6.17 have either been fulfilled in their entirety or are fully reflected on the balance sheet of Company as of the Balance Sheet Date.

        6.18    COMPLIANCE WITH ERISA.  All employee benefit plans listed on
Schedule 6.17 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 6.17. Except as disclosed on Schedule 6.17, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or Returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 6.17. Neither Stockholders, any such plan listed in
Schedule 6.17, nor Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No employee benefit plan listed on Schedule 6.17 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and Company has not incurred (i) any liability for excise tax or penalty payable to the Internal Revenue Service or (ii) any liability to the Pension Benefit Guaranty Corporation (other than for premium payments). In addition:

                (v) there have been no terminations or discontinuance of contributions to any Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service;

                (w) no plan listed on Schedule 6.17 that is subject to the provisions of Title IV of ERISA has been terminated;

                (x) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in Schedule 6.17;

                (y) Company has not incurred liability under Section 4062 of ERISA; and

                (z) except as set forth in Schedule 6.17, no circumstances exist pursuant to which Company could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multiemployer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory Lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes Company ("Controlled Group").

The transactions contemplated by this Agreement together with any amounts paid or payable by Company or any member of the Controlled Group have not resulted in and will not result in payments to "disqualified individuals" (as defined in Section 280G(c) of the Code) of Company or any member of the Controlled Group which, individually or in the aggregate will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

        6.19 CONFORMITY WITH LAW; LITIGATION. Except to the extent set forth on Schedule 6.19 or 6.11, Company is not in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Company which would have an Adverse Effect; and except to the extent set forth on Schedule 6.8 or 6.11, there are no claims, actions, suits or proceedings, commenced or, to the knowledge of Company, threatened, against or affecting Company, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Company and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by Company or any Stockholder. Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable Federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 6.10 and 6.11, and is not in violation of any of the foregoing which might have an Adverse Effect.

        6.20    TAX MATTERS.

                (i) Company is currently taxed under Subchapter S of the Code, and Company has filed all Tax Returns that it was required to file. All such Tax Returns filed by Company were correct and complete in all respects. All Taxes owed by Company (whether or not shown on any Tax Return) have been paid or reserved for on its books. Except as set forth on Schedule 6.20, Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 1995, no claim with respect to Company has been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no Lien affecting any of Company's assets that arose in connection with any failure or alleged failure to pay any Tax.

                (ii) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

                (iii) Except as set forth in Schedule 6.8, Company does not expect any authority to assess any amount of additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Company either claimed or raised by any authority in writing or as to which Company has knowledge based upon direct inquiry by any agent of such authority. Schedule 6.20(iii) lists all Tax Returns relating to income Tax of Company for taxable periods ended on or after January 1, 1994, indicates those Returns of which Company is aware that have been audited and indicates those Returns that currently are the subject of audit. Company has provided Parent access to correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company for any taxable period ended on or after January 1, 1994.

                (iv) Except as set forth on Schedule 6.20(iv), Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (v) Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be fully deductible under Section 280G of the Code.

                (vi) Company has not received a ruling from any taxing authority or entered into any agreement regarding Taxes with any taxing authority that would, individually or in the aggregate, apply to the Surviving Corporation after the Closing Date.

        6.21 NO VIOLATIONS. Company is not in violation of its Charter Documents. Neither Company nor, to the knowledge of the Company, any other party thereto, is in default under any (i) Lease, instrument, agreement, license, or permit set forth on Schedule 6.10, 6.11, 6.12, 6.13 or 6.14, or (ii) any other agreement to which it is a party or by which its properties are bound (collectively, the "Documents"); and, except as set forth in Schedule 6.21,
(i) the rights and benefits of Company under the Documents will not be adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under, any of the terms or provisions of the Documents or the Charter Documents. Except as set forth on Schedule 6.21, none of the Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect in all respects, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit. Except as set forth on Schedule 6.21, to the knowledge of Company none of the Documents prohibits the use or publication by Company, Parent or Newco of the name of any other party to such Document, and none of the Documents prohibits or restricts Company from freely providing services to any other customer or potential customer of Company, Parent, Newco or any other Founding Company.

        6.22 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth on Schedule 6.22, there has not been:

                (i) any adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of Company taken as a whole;

                (ii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of Company;

                (iii) any change in the authorized capital of Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

                (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company;

                (v) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Company to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

                (vi) any work interruptions, labor grievances or labor claims filed, or any other similar labor event or condition of any character, adversely affecting the business of Company;

                (vii) any sale or transfer, or any agreement to sell or transfer, any assets, property or rights of Company to any person, including, without limitation, Stockholders and their Affiliates outside the ordinary course of business of Company;

                (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Company, including without limitation any indebtedness or obligation of any Stockholder or any Affiliate thereof outside the ordinary course of business of Company;

                (ix) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, right or asset outside of the ordinary course of Company's business;

                (xi)    any waiver of any rights or claims of Company;

                (xii) any breach, amendment or termination of any contract, agreement, license, permit or other right to which Company is a party;

                (xiii) any transaction by Company outside the ordinary course of its business;

                (xiv) any cancellation or termination of a contract with a customer or client prior to the scheduled termination date; or

                (xv) any other distribution of property or assets by Company outside the ordinary course of Company's business.

        6.23 DEPOSIT ACCOUNTS; POWERS OF ATTORNEY. Company has delivered to Parent an accurate list (which is set forth on Schedule 6.23) as of the date of the Agreement setting forth:

                (i) the name of each financial institution in which Company has accounts or safe deposit boxes;

                (ii)    the names in which the accounts or boxes are held;

                (iii)   the type of account and account number; and

                (iv) the name of each person authorized to draw thereon or have access thereto.

Schedule 6.23 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from Company and a description of the terms of such power.

        6.24 RELATIONS WITH GOVERNMENTS. Except for political contributions made in a lawful manner which, in the aggregate, do not exceed $5,000 per year for each year in which any Stockholder has been a stockholder of Company, Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect. If political contributions made by Company have exceeded $5,000 per year for each year in which any Stockholder has been a stockholder of Company, each contribution shall be described on Schedule 6.24.

        6.25 DISCLOSURE. This Agreement, including the Schedules and Annexes hereto, together with all other documents and information made available to Parent and its representatives in writing pursuant hereto, present fairly the business and operations of Company for the time periods with respect to which such information was requested. Company's rights under the documents delivered pursuant hereto would not be adversely affected by, and no statement made herein would be rendered untrue in any respect by, any other document to which Company is a party, or to which its properties are subject, or by any other fact or circumstance regarding Company (which fact or circumstance was, or should reasonably, after due inquiry, have been known to Company) that is not disclosed pursuant hereto or thereto.

        6.26 PROHIBITED ACTIVITIES. Except as set forth on Schedule 6.26, Company has not, between the Balance Sheet Date and the date of this Agreement, taken any of the actions set forth in Section 9.3 ("Prohibited Activities").

7. ADDITIONAL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF STOCKHOLDERS

        Each Stockholder further, severally and not jointly, represents, warrants, covenants and agrees (i) that the representations and warranties set forth below are true as of the date of this Agreement and, subject to Section 9.7, shall be true at the Closing Date, (ii) that all of the covenants and agreements in this Section 7 shall be complied with or performed at and as of the Closing Date and (iii) that by executing this Agreement each Stockholder shall be deemed to have approved the terms of the Merger as required by the OGCA.

        7.1 AUTHORITY. Each Stockholder has the full legal right, power and authority to enter into this Agreement. This Agreement has been executed and delivered by each Stockholder and constitutes a legal, valid and binding obligation of such Stockholders enforceable in accordance with its terms.

        7.2 PREEMPTIVE RIGHTS. Each Stockholder does not have, or hereby waives, any preemptive or other right to acquire shares of Company Stock or Parent Stock that such Stockholder has or may have had, other than rights of any Stockholder to acquire Parent Stock pursuant to (i) this Agreement or (ii) any option granted by Parent.

8.      REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF PARENT AND
        NEWCO

        Parent and Newco, jointly and severally, represent, warrant, covenant and agree (i) that all of the following representations and warranties in this
Section 8 are materially true at the date of this Agreement and, subject to
Section 9.7, shall be materially true at the Closing Date and (ii) that all of the covenants and agreements in this Section 8 shall be materially complied with or performed at and as of the Closing Date.

        8.1 DUE ORGANIZATION. Parent and Newco are each corporations duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and are duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have an Adverse Effect. True, complete and correct copies of the Charter Documents and Bylaws, each as amended, of Parent and Newco (the "Parent Charter Documents") are all attached hereto as Schedule 8.1.

        8.2 AUTHORIZATION. Parent and Newco each has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Newco and their consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Newco.
This Agreement has been duly executed and delivered by Parent and Newco and is a valid and binding obligation of Parent and Newco, enforceable against each of them in accordance with its terms.

        8.3 CAPITAL STOCK. The authorized capital stock of Parent and Newco is as set forth in Schedule 2.4(ii) and Section 2.4(iii), respectively. All of the issued and outstanding shares of the capital stock of Parent and Newco
(i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are owned of record and beneficially by the persons set forth on Schedule 2.4(ii) and Parent, respectively, and (iv) were offered, issued, sold and delivered by Parent and Newco in compliance with all applicable state and Federal laws concerning the offer, issuance, sale and delivery of securities. Further, none of such shares was issued in violation of the preemptive rights of any past or present stockholder of Parent or Newco.

        8.4 TRANSACTIONS IN CAPITAL STOCK. Except as set forth on Schedule 2.4(ii), (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates Parent or Newco to issue any of its authorized but unissued capital stock and (ii) neither Parent nor Newco has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 2.4(ii) also includes complete and accurate copies of all stock option or stock purchase plans, including a list, accurate as of the date hereof, of all outstanding options, warrants or other rights to acquire shares of capital stock of Parent.

        8.5 SUBSIDIARIES. Newco has no Subsidiaries. Parent has no Subsidiaries except for Newco and each of the other companies identified on
Schedule 8.5. Except as set forth in the preceding sentence, neither Parent nor Newco presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in a Person nor is Parent or Newco, directly or indirectly, a participant in any joint venture, partnership or other non-corporation entity.

        8.6 LIABILITIES AND OBLIGATIONS. Parent and Newco have no liabilities, contingent or otherwise, except as set forth in or contemplated by this Agreement or agreements similar to this Agreement with the Founding Companies and except for fees incurred in connection with the transactions contemplated hereby and thereby.

        8.7 CONFORMITY WITH LAW; LITIGATION. Neither Parent nor Newco is in violation of any law or regulation or any order of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a Adverse Effect; and there are no claims, actions, suits or proceedings, pending or, to the knowledge of Parent or Newco, threatened, against or affecting Parent or Newco, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. Parent and Newco have no operations.

        8.8 NO VIOLATIONS. Neither Parent nor Newco is in violation of any Parent Charter Document. None of Parent, Newco, or, to the knowledge of Parent and Newco, any other party thereto, is in default under any lease, instrument, agreement, license, or permit to which Parent or Newco is a party, or by which Parent or Newco, or any of their respective properties, are bound (collectively, the "Parent Documents"); and (i) the rights and benefits of Parent and Newco under the Parent Documents will not be adversely affected by the transactions contemplated hereby and (ii) the execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby will not result in any violation or breach or constitute a default under, any of the terms or provisions of the Parent Documents or the Parent Charter Documents. Except as set forth on Schedule 8.8, none of the Parent Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect, and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any right or benefit.

        8.9 PARENT SECURITIES. The shares of Parent Stock deliverable to the Stockholders pursuant to this Agreement will have been duly authorized prior to the Closing, and upon consummation of the Merger in accordance with this Agreement, will be validly issued, fully paid and nonassessable.

        8.10 BUSINESS; REAL PROPERTY; AGREEMENTS. Parent was formed in September 1998. Neither Parent nor Newco has conducted any business since the date of its inception, except raising capital and in connection with this Agreement and similar agreements with the Founding Companies. Except as disclosed on Schedule 8.10, neither Parent nor Newco owns or has at any time owned any real property or any personal property or is a party to any other agreement.

9.      OTHER COVENANTS PRIOR TO CLOSING

        9.1     ACCESS AND COOPERATION; DUE DILIGENCE; AUDITS.

                (i) Between the date of this Agreement and the Closing Date, Company will afford to the officers and authorized representatives of Parent access to all of Company's sites, properties, books and records and will furnish Parent with such additional financial and operating data and other information as to the business and properties of Company as Parent may from time to time reasonably request. Company will cooperate with Parent, its representatives, auditors and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement. Parent and Newco will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 16.

                (ii) Between the date of this Agreement and the Closing, Parent will afford to the officers and authorized representatives of Company and Stockholders access to all of the sites, properties, books and records of Parent, Newco and the other companies listed on Schedule 9.1(ii) ("Founding Companies") and will furnish Company and Stockholders with such additional financial and operating data and other information as to the business and properties of Parent, Newco and the Founding Companies as Company and Stockholders may from time to time reasonably request. Parent and Newco will cooperate with Company and Stockholders' representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement.

                        Company and Stockholders will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of
                        Section 16.

        9.2 CONDUCT OF BUSINESS PENDING CLOSING. Unless otherwise approved in writing by Parent, between the date of this Agreement and the Closing Date, Company will:

                (i) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                (ii) maintain its properties and facilities, including those held under lease, in as good working order and condition as at present, ordinary wear and tear excepted;

                (iii) perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

                (iv) keep in full force and effect in all material respects the present insurance policies or other comparable insurance coverage;

                (v) use its reasonable best efforts to maintain and preserve its business organization intact, retain its respective present key employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

                (vi) maintain material compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                (vii) maintain present debt instruments and Leases and not enter into new or amended debt instruments or Leases; and

                (viii) maintain or reduce present salaries and commission levels for all officers, directors, employees and agents except for ordinary and customary bonus and salary increases for employees in accordance with past practices.

        9.3 PROHIBITED ACTIVITIES BY THE COMPANY. Between the date of this Agreement and the Closing Date, Company will not, without prior written consent of Parent:

                (i)     make any change in its Charter Documents or Bylaws;

                (ii) issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed in Schedule 6.4;

                (iii) declare or pay any dividend, or make any distribution in respect of Company Stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of Company Stock;

                (iv) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice), in connection with the transactions contemplated by this Agreement, or involves an amount not in excess of $5,000;

                (v) create, assume or permit to exist any Lien upon any asset or property whether now owned or hereafter acquired, except (x) with respect to purchase money Liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $5,000 as necessary or desirable for the conduct of its business, (y) (1) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which contested Taxes adequate reserves have been established and are being maintained) or (2) materialmen's, mechanic's, worker's, repairmen's, employee's or other like Liens arising in the ordinary course of business, or (3) Liens set forth on Schedule
                        6.8 or 6.13;

                (vi) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

                (vii) negotiate for the acquisition of any business or the start-up of any new business;

                (viii) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                (ix) waive any material right or claim; provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 6.9 unless specifically listed thereon;

                (x) commit a material breach or amend or terminate any material agreement, permit, license or other right; or

                (xi) enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

        9.4 EXCLUSIVITY. Neither any Stockholder, nor Company, nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly/or indirectly:

                (i) solicit or initiate the submission of proposals or offers from any person for,

                (ii)    participate in any discussions pertaining to, or

                (iii) furnish any information to any person other than Parent or its authorized agents relating to,

any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Company, or merger, consolidation or business combination of Company.

        9.5 AGREEMENTS. Stockholders and Company shall terminate (i) any stockholder agreements, voting agreements, voting trusts, options, warrants and employment agreements between the Company and any employee listed on Schedule
6.16 and (ii) any existing agreement between Company and any Stockholder, on or prior to the Closing Date, except as otherwise set forth on Schedule 9.5. Copies of such termination agreements are listed on Schedule 9.5 and copies thereof are attached thereto.

        9.6 NOTIFICATION OF CERTAIN MATTERS. Stockholders and Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Company or Stockholders contained herein to be untrue or inaccurate in any respect at or prior to the Closing Date and (ii) any failure of any Stockholder or Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder as of such date. Parent and Newco shall give prompt notice to the Company of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any representation or warranty of Parent or Newco contained herein to be untrue or inaccurate in any respect at or prior to the Closing Date and (ii) any failure of Parent or Newco to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder as of such date. The delivery of any notice pursuant to this
Section 9.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 9.7, (ii) modify the conditions set forth in Sections 10 and 11, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        9.7 AMENDMENT OF SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until 11:59 p.m. March 31, 1999 to supplement or amend promptly the

Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Notwithstanding the foregoing sentence, no amendment or supplement to a Schedule prepared by Company or Parent that constitutes or reflects an event or occurrence that would have a Adverse Effect may be made unless the parties not making the amendment or supplement consent to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 10.1 and 11.1 have been fulfilled, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section
9.7. Except as otherwise specified in Section 16.3, no party to this Agreement shall be liable to any other party if this Agreement shall be terminated pursuant to the provisions of Section 14.1(iv). Neither the entry by Parent into any other agreement, such as this Agreement, after the date hereof for the acquisition of one or more companies nor the performance by Parent of its obligations thereunder shall be deemed to require the amendment to or a supplementation of any Schedule hereto.

        9.8 FURTHER ASSURANCE. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated by this Agreement.

10.     CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND COMPANY

        The obligations of Stockholders and Company with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

        10.1    REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS.
All representations and warranties of Parent and Newco contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Parent and Newco on or before the Closing Date shall have been duly complied with or performed; and a certificate to the foregoing effect dated the Closing Date, and signed by the President or any Vice President of Parent and of Newco shall have been delivered to Company.

        10.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of Company as a result of which the management of Company deems it inadvisable to proceed with the transactions hereunder.

        10.3 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

        10.4 GOOD STANDING CERTIFICATES. Parent and Newco each shall have delivered to Company a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Oklahoma Secretary of State, showing that each of Parent and Newco is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for Parent and Newco, respectively, for all periods prior to the Closing Date have been filed and paid to the extent required.

        10.5 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to Parent or Newco that would constitute a material Adverse Effect on Stockholders or the Company.

        10.6 SECRETARY'S CERTIFICATES. Company shall have received a certificate or certificates, dated the Closing Date and signed by the Secretary of Parent and of Newco, certifying the completeness and accuracy of the attached copies of Parent's and Newco's respective Charter Documents (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the boards of directors and, if required, the stockholders of Parent and Newco approving Parent's and Newco's entering into this Agreement and the consummation of the transactions contemplated hereby.

        10.7    EMPLOYMENT AGREEMENTS.  Each of the persons listed in Schedule
10.7 shall have been afforded an opportunity to enter into an employment agreement, reasonably acceptable to both parties and substantially in the form of Annex II.

        10.8 CLOSING OF THE IPO OR THE PRIVATE PLACEMENT. Parent shall have received at least $15,000,000 in gross proceeds from Parent's IPO or Private Placement.

11.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND NEWCO

        The obligations of Parent and Newco with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

        11.1 REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS. All the representations and warranties of Stockholders and Company contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants and conditions of this Agreement to be complied with or performed by Stockholders and Company on or before the Closing Date shall have been duly complied with or performed; and Stockholders and Company each shall have delivered to Parent a certificate dated the Closing Date and signed by them to such effect.

        11.2 NO LITIGATION. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of Parent as a result of which the management of Parent deems it inadvisable to proceed with the transactions hereunder.

        11.3 SECRETARY'S CERTIFICATE. Parent shall have received a certificate, dated the Closing Date and signed by the Secretary of the Company, certifying the completeness and accuracy of the attached copies of Company's Charter Documents (including amendments thereto), Bylaws (including amendments thereto), and resolutions of the board of directors and Stockholders approving Company's entering into this Agreement and the consummation of the transactions contemplated hereby.

        11.4 NO MATERIAL ADVERSE EFFECT. No event or circumstance shall have occurred with respect to Company which would constitute a material Adverse Effect on Newco or Parent, and Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of Company to conduct its business.

        11.5 STOCKHOLDERS' RELEASE. Stockholders shall have delivered to Parent an instrument dated the Closing Date releasing Company from (i) any and all claims of Stockholders against Company and Parent and (ii) obligations of Company and Parent to Stockholders, except for (x) items specifically identified on Schedules 6.8 and 6.13 as being claims of or obligations to Stockholders and
(y) obligations arising under this Agreement or the transactions contemplated hereby.

        11.6    TERMINATION OF RELATED PARTY AGREEMENTS.  Except as set forth on
Schedule 11.6, all existing agreements between Company and Stockholders shall have been canceled effective prior to or as of the Closing Date.

        11.7 CONSENTS AND APPROVALS. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; and all consents and approvals of third parties listed on Schedule 6.21 shall have been obtained.

        11.8 GOOD STANDING CERTIFICATES. The Company shall have delivered to Parent a certificate, dated as of a date no earlier than ten days prior to the Closing Date, duly issued by the appropriate governmental authority in Company's state of incorporation and, unless waived by Parent, in each state in which Company is authorized to do business, showing Company is in good standing and authorized to do business and that all state franchise and/or income Tax returns and Taxes for Company for all periods prior to the Closing have been filed and paid.

        11.9 FIRPTA CERTIFICATE. Each Stockholder shall have delivered to Parent a certificate to the effect that he or she is not a foreign person under Section 111445-2(b) of the Treasury regulations.

        11.10 CLOSING OF THE IPO OR PRIVATE PLACEMENT. Parent shall have received at least $15,000,000 in gross proceeds from Parent's IPO or Private Placement.

        11.11   EMPLOYMENT AGREEMENT. Each of the persons listed on Schedule
10.7 shall have executed an employment agreement, reasonably acceptable to both parties and substantially in the form of Annex II.

        11.12 FINANCIAL STATEMENTS. Company shall have provided Parent an audited Balance Sheet as of December 31, 1998 and an audited Statement of Income, Retained Earnings and Cash Flows for the year ended December 31, 1998.

12.     ADDITIONAL COVENANTS OF PARENT AND STOCKHOLDERS

        12.1    PREPARATION AND FILING OF TAX RETURNS.

                (i) Company shall file or cause to be filed all Federal, state and local income Tax Returns of Company for all taxable periods that end on or before the Closing Date.

                (ii) Parent shall file or cause to be filed all separate Returns of, or that include, Company for all taxable periods ending after the Closing Date.

                (iii) Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Returns, together with relevant accompanying schedules and work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

        12.2    PRESERVATION OF EMPLOYEE BENEFIT PLANS.   Following the Closing
Date, Parent shall not terminate any health insurance, life insurance or 401(k) plan in effect at Company until such time as Parent is able to replace such plan with a plan that is applicable to Parent and all of its then existing Subsidiaries; provided that Parent shall have no obligation to provide replacement plans that have the same terms and provisions as the existing plans; provided, further, that any new health insurance plan shall provide for coverage for preexisting conditions. On the Closing Date, the employees of Company will be the employees of the Surviving Corporation (provided that this provision is for purposes of clarifying that the Merger, in and of itself, will not have any impact on the employment status of any employee; and provided further that this provision shall not in any way limit the management rights of the Surviving Corporation or Parent to assess workforce needs and make appropriate adjustments as necessary or desirable within its discretion subject to applicable laws and collective bargaining agreements).

13.     INDEMNIFICATION

        Stockholders, Parent and Newco each make the following covenants that are applicable to them, respectively:

        13.1 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. Stockholders covenant and agree that they, severally and not jointly in the case of representations, warranties, covenants and agreements set forth in Section 7, and jointly and severally in all other cases, will indemnify, defend, protect and hold harmless Parent, Newco, Company and the Surviving Corporation at all times, from and after the Closing Date until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Parent, Newco, Company or the Surviving Corporation as a result of or arising from any breach of any representation, warranty, covenant or agreement on the part of Stockholders or Company under this Agreement.

        13.2 INDEMNIFICATION BY PARENT. Parent covenants and agrees that it will indemnify, defend, protect and hold harmless Stockholders at all times from and after the Closing Date until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by Stockholders as a result of or arising from any breach of any representation, warranty, covenant or agreement on the part of Parent or Newco under this Agreement. Further, Parent covenants and agrees that it will indemnify each Stockholder against any and all disclosed obligations, liabilities and debts of the Company existing as of the time of Closing, EXCEPT for claims based in fraud, or specifically and expressly excluded herein, BUT INCLUDING AND NOT LIMITED TO all obligations, liabilities and debts of the Company being assumed by the successor by merger with the Company under this Agreement, any claims under any Company warranty related to sales of services or products, known or unknown, disclosed bank debt or payables to Company vendors. Parent specifically agrees that as soon as reasonably possible after Closing, it, along with the successor by Merger to the Company, shall take any and all steps reasonably necessary to secure the termination, release or cancellation of any guaranty agreements given by Ken Blood on any indebtedness or financial arrangement of the Company, including, but not limited to, giving appropriate replacement guarantees. In any event, Parent and Company shall at all times fully indemnify and protect Ken

Blood from any and all claims and liability under any such guaranty, from and after Closing hereunder.

        13.3 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 13.1 or 13.2 (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith; provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party; provided that if counsel to the Indemnifying Party shall have a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party shall be responsible for the reasonable expenses of such counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section 13.3 with respect to such Third Person claim shall be limited to the amount so offered in settlement by such Third Person. Upon agreement as to such settlement between such Third Person and the Indemnifying Party, the Indemnifying Party shall, in exchange for a complete release from the Indemnified Party, promptly pay to the Indemnified Party the amount agreed to in such settlement and the Indemnified Party shall, from that moment on, bear full responsibility for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter upon consent of the Indemnifying Party, which consent will not be unreasonably withheld, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. Anything in this Agreement to the contrary notwithstanding, any amounts owing from an Indemnifying Party to an Indemnified Party under the provisions of this
Section 13 shall be reduced to the extent to which the Indemnified Party, or any other claimant, actually receives any proceeds of any insurance policy that are paid with respect to the matter or occurrence that gave rise to the ThirdPerson claim. Submission to insurance of any insurable claim otherwise giving rise to indemnification under this Section 13 shall be a condition precedent to seeking indemnification under this Section.

        13.4    EXCLUSIVE REMEDY.  The indemnification provided for in this
Section 13 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party; provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

        13.5 LIMITATIONS ON INDEMNIFICATION. No person shall be entitled to indemnification under this Section 13 if and to the extent that such person's claim for indemnification is directly or indirectly related to a material breach by such person of any representation, warranty, covenant or agreement set forth in this Agreement.

        Notwithstanding any other provisions in this Agreement, under no circumstances shall the total cost, loss or liability of any Stockholder under any indemnity provision herein ever exceed the amount of value of the cash and stock provided to that Shareholder as of the time of Closing.

14.     TERMINATION OF AGREEMENT


        14.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date solely:

                (i) by mutual consent of the boards of directors of Parent and Company;

                (ii) by Company (acting through its board of directors), on the one hand, or by Parent (acting through its board of directors), on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by May 31, 1999 unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

                (iii) by Stockholders or Company, on the one hand, or by Parent, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the material covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date; or

                (iv) by Company and Stockholders, on the one hand, or by Parent, on the other hand, if either such party or parties declines to consent to an amendment or supplement to a Schedule proposed by the other party or parties pursuant to Section 9.7 because such proposed amendment constitutes or reflects an event or occurrence that would have a material Adverse Effect on the party or parties proposing the same.

        14.2    LIABILITIES IN EVENT OF TERMINATION.  Except as provided in
Section 9.7, the termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement.

15.     NONCOMPETITION

        15.1 PROHIBITED ACTIVITIES. Each Stockholder (other than any Stockholder subject to an employment agreement listed in Schedule 10.7, each of which is expressly excepted from the obligations imposed by this Section 15) will not, for a period of one year following the Closing Date, if not employed by the Company after Closing, or if employed by the Company after Closing, for a period of one year after the date of termination of employment if such termination occurs within twelve months after the Closing Date for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other Person:

                (i) engage in sales or marketing, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in the sale or marketing of telecommunication services or interconnect services, at the retail, commercial or consumer level, within an area which is 30 miles from Oklahoma City, as defined by the map and milage tables of the Official State Map of the State of Oklahoma, which territory includes Oklahoma City, Edmond, Norman, El Reno, Choctaw, Harrah, Newalla, Jones, Piedmont, Okarche, Arcadia and Luther (but excludes Guthrie, Kingfisher, Purcell and Chickasha) (the "Territory");

                (ii) call upon any person within the Territory who is an employee of Parent (including the Subsidiaries thereof) in a sales representative or managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of Parent (including the Subsidiaries thereof);

                (iii) call upon any Person which is or which has been, within one year prior to the Closing Date, a customer of Parent (including the Subsidiaries thereof) for the purpose of soliciting or selling products or services in direct competition with Parent (or its Subsidiaries);

                (iv) call upon any prospective acquisition candidate, on any Stockholder's own behalf or on behalf of any competitor of Parent (including the Subsidiaries thereof) in the long-distance telephone or interconnect business, which candidate, to the knowledge of such Stockholder after due inquiry, was called upon by Parent (including the Subsidiaries thereof) or for which, to the knowledge of such Stockholder after due inquiry, Parent (or any Subsidiary thereof) made an acquisition analysis, for the purpose of acquiring such entity; or

                (v) disclose existing or prospective customers of Company to any Person for any reason or purpose whatsoever except to the extent that the Company has in the past disclosed such information to the public for valid business reasons.

        Notwithstanding the above, the foregoing covenants shall not be deemed to prohibit any Stockholder from acquiring as an investment after the date of this Agreement not more than five percent of the capital stock of a competing business whose stock is traded on a national securities exchange or the National Association of Securities Dealers' Automated Quotation System.

        15.2 DAMAGES. Because of the difficulty of measuring economic losses to Parent as a result of a material breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Parent for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced by Parent in the event of breach by such Stockholder, by injunction and restraining order.

        15.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section 15 impose a reasonable restraint on the Stockholders in light of the activities and business of Parent (including the Subsidiaries thereof) on the date of the execution of this Agreement and the reasonably foreseeable plans of Parent.

        15.4 SEVERABILITY, REFORMATION. The covenants in this Section 15 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent the court deems reasonable, and the Agreement shall thereupon be automatically reformed.

        15.5 INDEPENDENT COVENANT. All of the covenants in this Section 15 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Parent (including the Subsidiaries thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of such covenants. It is specifically agreed that the period of three years stated at the beginning of this Section 15, during which the agreements and covenants of each Stockholder made in this Section 15 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Section 15. The covenants contained in Section 15 shall not be affected by any breach of any other provision hereof by any party hereto and shall become nugatory if the transactions contemplated by this Agreement are not consummated.

        15.6 MATERIALITY. Stockholders hereby agree that the covenants set forth in this Section 15 are a material and substantial part of the transactions contemplated by this Agreement.

16.     NONDISCLOSURE OF CONFIDENTIAL INFORMATION

        16.1 COMPANY AND STOCKHOLDERS. Company and Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may have, access to certain confidential information of Company, the Founding Companies and/or Parent, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of Company, the Founding Companies and/or Parent. Company and Stockholders agree that they will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized representatives of Parent; (ii) following the Closing, such information may be disclosed by Company and Stockholders as is required in the course of performing their duties for Parent or the Surviving Corporation; and (iii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this
Section 16.1, unless (x) such information becomes known to the public generally through no fault of Stockholders, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), Stockholders, if possible, shall give immediate prior written notice thereof to Parent and provide Parent with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section 16.1, Parent shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, (1) the above mentioned restrictions on each Stockholder's ability to disseminate confidential information with respect to Company shall become nugatory and (2) each Stockholder (including his representatives, advisors and legal counsel) shall within ten business days of the Parent's request, deliver all copies of the confidential information of Parent in his possession in any form whatsoever (including, but not limited to, any reports, memoranda, or other material prepared by such Stockholder or his representatives, advisors or legal counsel).

        16.2 PARENT AND NEWCO. Parent and Newco recognize and acknowledge that they had in the past and currently have and in the future may have, prior to the Closing, access to certain confidential information of Company, such as customer lists, financial information, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company. Parent and Newco agree that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not disclose such confidential information to any person for any purpose or reason whatsoever, except (i) to authorized representatives of Company; and (ii) to counsel and other advisers; provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.2, unless (x) such information becomes known to the public generally through no fault of Parent or Newco, (y) disclosure is required by law or the order of any governmental authority under color of law; provided, that prior to disclosing any information pursuant to this clause (y), Parent and Newco shall, if possible, give immediate prior written notice thereof to Company and Stockholders and provide Company and Stockholders with the opportunity to contest such disclosure, or (z) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by Parent or Newco of the provisions of this Section 16.2, Company and Stockholders shall be entitled to an injunction (without the posting of bond or proof of actual damages) restraining Parent and Newco from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Company and Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event the transactions contemplated by this Agreement are not consummated, Parent and Newco (including their representatives, advisors and legal counsel) shall within ten business days after Company's request, deliver all copies of the confidential information of Company in their possession in any form whatsoever (including, but not limited to, any reports, memoranda, or other materials prepared by Parent or Newco or their representatives, advisors or legal counsel at the direction of Parent or Newco).

        16.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 16.1 and 16.2 and because of the immediate and irreparable damage that would be caused for which no other adequate remedy exists, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunction and restraining order.

        16.4 SURVIVAL. The obligations of the parties under this Section 16 shall survive the termination of this Agreement for a period of three years from the Closing Date or the termination of this Agreement pursuant to Section 14.

17.     TRANSFER RESTRICTIONS

        Except for transfers to immediate family members who agree to be bound by the restrictions set forth in this Section 17 (or trusts for the benefit of Stockholders or family members, the trustees of which so agree), for a period of one year from the consummation of the IPO (unless the IPO shall not be consummated by May 31, 1999), except pursuant to Section 19, no Stockholder shall sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of any Parent Stock received by such Stockholder in the Merger. The Parent Stock delivered to the Stockholders pursuant to Section 4 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as Parent may deem necessary or appropriate:

EXCEPT AS OTHERWISE PERMITTED BY THE ISSUER, THIS SECURITY MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE FIRST ANNIVERSARY OF THE CONSUMMATION OF ISSUER=S INITIAL UNDERWRITTEN PUBLIC OFFERING ("IPO"). UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER
AGENT) AFTER THE DATE SPECIFIED ABOVE OR AFTER     , IF THE IPO HAS NOT BEEN
CONSUMMATED BY THAT DATE.

18.     INVESTMENT REPRESENTATIONS

        Stockholders acknowledge that the Parent Stock to be delivered to Stockholders pursuant to this Agreement (the "Restricted Securities") have not been and will not be registered under the 1933 Act and therefore may not be resold without compliance with the requirements of the 1933 Act and applicable state securities laws. All of the Restricted Securities are being acquired by Stockholders solely for their own account, for investment purposes only, and not with a view to or in connection with a distribution thereof.

        18.1 COMPLIANCE WITH LAW. Stockholders represent, warrant, covenant and agree that none of the Restricted Securities will be offered, sold, assigned, exchanged, transferred, encumbered, distributed, appointed or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder and the provisions of applicable state securities laws and regulations. All the Restricted Securities shall bear the following legend in addition to the legend required under Section 17 of this Agreement:

THE SHARES REPRESENTED BY THIS SECURITY HAVE NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE "ACTS") AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS AND UNTIL (A) THE SHARES REPRESENTED BY THIS SECURITY SHALL HAVE BEEN REGISTERED UNDER THE ACTS OR (B) THE HOLDER OF THE SHARES REPRESENTED BY THIS SECURITY PROVIDES THE ISSUER WITH (X) AN UNQUALIFIED WRITTEN OPINION OF LEGAL COUNSEL, WHICH COUNSEL AND OPINION (IN FORM AND SUBSTANCE) SHALL BE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT THE PROPOSED DISPOSITION OF THE SHARES REPRESENTED BY THIS SECURITY MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS OR (Y) SUCH OTHER EVIDENCE AS MAY BE REASONABLY SATISFACTORY TO THE ISSUER THAT THE PROPOSED DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACTS.

        18.2 ECONOMIC RISK, SOPHISTICATION. Stockholders are able to bear the economic risk of an investment in the Restricted Securities and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in Parent. Stockholders have had an adequate opportunity to ask questions and receive answers from the officers of Parent concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of Parent, the plans for the operations of the business of Parent and any plans for additional acquisitions and the like. Stockholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

19.     REGISTRATION RIGHTS

        19.1 PIGGYBACK REGISTRATION RIGHTS. At any time following the date of consummation of the IPO, whenever Parent proposes to register any Parent Stock for its own or the account of others under the 1933 Act for a public offering, other than (i) any shelf registration of shares to be used as consideration for acquisitions of additional businesses by Parent and
(ii) registrations relating to employee benefit plans, Parent shall give each Stockholder prompt written notice of its intent to do so. Upon the written request of any Stockholder given within 15 business days after receipt of such notice, Parent shall cause to be included in such registration all Registerable Securities (including any shares of Parent Stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Registerable Securities) which any Stockholder requests; provided, however, if Parent is advised in writing in good faith by any managing underwriter of an underwritten offering of the securities being offered pursuant to any registration statement under this Section 19.1 that the number of shares to be sold by Persons other than Parent is greater than the number of such shares which can be offered without adversely affecting the offering, Parent may reduce pro rata the number of shares offered for the accounts of such Persons (based upon the number of shares held by such Person) to a number deemed satisfactory by such managing underwriter.

        19.2 DEMAND REGISTRATION RIGHTS. At any time after the date of consummation of the IPO, the holders ("Founding Stockholders") of a majority of the shares of Parent Stock (i) representing Registerable Securities owned by Stockholders or their permitted transferees or (ii) acquired by other stockholders of Parent on or prior to the closing of the IPO in connection with the acquisition of their companies by Parent pursuant to an agreement, similar to this Agreement, which shares have not been previously registered or sold and which shares are not entitled to be sold under Rule 144(k) (or any similar or successor provision) promulgated under the 1933 Act, may request in writing that Parent file a registration statement under the 1933 Act covering the registration of the shares of Parent Stock issued to and held by the Founding Stockholders or their permitted transferees (including any stock issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of such Parent Stock) (a "Demand Registration"). Within ten days of the receipt of such request, Parent shall give written notice of such request to all other Founding Stockholders and shall, as soon as practicable but in no event later than 45 days after notice from the Founding Stockholders requesting such registration, file and use its best efforts to cause to become effective a registration statement covering all such shares. Parent shall be obligated to effect only one Demand Registration for all Founding Stockholders; provided, however, that Parent shall not be deemed to have satisfied its obligation under this Section 19.2 unless and until a Demand Registration covering all shares of Parent Stock requested to be registered has been filed and becomes effective under the 1933 Act and has remained current and effective for not less than 90 days (or such shorter period as is required to complete the distribution and sale of all shares registered thereunder).

        Notwithstanding the foregoing paragraph, following such a demand a majority of the disinterested directors of Parent (i.e. directors who have not demanded or elected to sell shares in any such public offering) may defer the filing of the registration statement for a 30 day period.

        If at the time of any request for a Demand Registration Parent has formulated plans to file within 60 days after such request a registration statement covering the sale of any of its securities in a public offering under the 1933 Act, no registration of the Parent Stock shall be initiated under this
Section 19.2 until 90 days after the effective date of such registration statement unless Parent is no longer proceeding diligently to secure the effectiveness of such registration statement; provided that Parent shall provide the Founding Stockholders the right to participate in such public offering pursuant to, and subject to, Section 19.1.

        19.3 REGISTRATION PROCEDURES. All expenses incurred in connection with the registrations under this Section 19 (including all registration, filing, qualification, legal, printing and accounting fees, but excluding underwriting commissions and discounts), shall be borne by Parent. In connection with registrations under Sections 19.1 and 19.2, Parent will, as expeditiously as practicable:

                (i) Prepare and file with the SEC a registration statement with respect to such Parent Stock and use its best efforts to cause such registration statement to become and remain effective; provided that Parent may discontinue any registration of its securities that is being effected pursuant to Section 19.1 at any time prior to the effective date of the registration statement relating thereto.

                (ii) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the stockholders holding a majority of the Parent Stock covered thereby not exceeding 90 days and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement; provided, that before filing a registration statement or prospectus relating to the sale of Parent Stock, or any amendments or supplements thereto, Parent will furnish to counsel to each holder of Parent Stock covered by such registration statement or prospectus, copies of all documents proposed to be filed, which documents will be subject to the review of such counsel, and Parent will give reasonable consideration in good faith to any comments of such counsel.

                (iii) Furnish to each holder of Parent Stock covered by the registration statement and to each underwriter, if any, of such Parent Stock, such number of copies of a preliminary prospectus and prospectus for delivery in conformity with the requirements of the 1933 Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Parent Stock.

                (iv) Use its best efforts to register or qualify the Parent Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Parent Stock owned by such seller, in such jurisdictions, except that Parent shall not for any such purpose be required (x) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this
                        Section 19.3(iv), it is not then so qualified, or (y) to subject itself to taxation in any such jurisdiction, or
                        (z) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is not then so subject.

                (v) Use its best efforts to cause the Parent Stock covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Parent Stock.

                (vi) Immediately notify each seller of Parent Stock covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act within the appropriate period mentioned in Section 19.3(ii), if Parent becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the Parents of such Parent Stock, each prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Parent), an earnings statement of Parent which will satisfy the provisions of
                        Section 11 (a) of the 1933 Act.

                (viii) Use its best efforts in cooperation with the underwriters to list such Parent Stock on each securities exchange as they may reasonably designate.

                (ix) In the event the offering is an underwritten offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for Parent in customary form and covering such matters of the type customarily covered by such letters.

                (x) Execute and deliver all instruments and documents (including in an underwritten offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as the stockholders holding a majority of the shares of Parent Stock covered by the Registration Statement may reasonably request in order to effect an underwritten public offering of such Parent Stock.

                (xi) Make available for inspection by the seller of such Parent Stock covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause all of Parent's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

                (xii) Obtain for delivery to the underwriter or agent an opinion or opinions from counsel for Parent in customary form and in form and scope reasonably satisfactory to such underwriter or agent and its counsel.

        19.4    OTHER REGISTRATION MATTERS.

                (i) Each stockholder holding shares of Parent Stock covered by a registration statement referred to in this Section 19 will, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 19.3(vi), forthwith discontinue disposition of the Parent Stock pursuant to the registration statement covering such Parent Stock until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 19.3(vi).

                (ii) If a registration pursuant to Section 19.1 or 19.2 involves an underwritten offering, each of the Stockholders agrees, whether or not his shares of Parent Stock are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the 1933 Act, of any Parent Stock, or of any security convertible into or exchangeable or exercisable for any Parent Stock (other than as part of such underwritten offering), without the consent of the managing underwriter, during a period commencing eight calendar days before and ending 180 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration.

        19.5    INDEMNIFICATION.

                (i) In the event of any registration of any securities of Parent under the 1933 Act pursuant to Section 19.1 or 19.2, Parent will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Parent Stock covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and agents or general and limited partners (and directors, officers, employees and agents thereof) each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the 1933 Act, as follows:

                (x) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein not misleading;

                (y) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of Parent; and

                (z) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or mission to the extent that any such expense is not paid under subsection (x) or (y) above;

                Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, agent, general or limited partner, investment advisor or agent, underwriter or controlling Person and shall survive the transfer of such securities by such seller.

                (ii) Parent may require, as a condition to including any Parent Stock in any registration statement filed in accordance with Section 19.1 or 19.2, that Parent shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Parent Stock or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in
                        Section 19.5(i)) Parent with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to Parent by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Parent or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Parent and such sellers pursuant to this Section 19.5 are to be several and not joint; provided, however, that, with respect to each claim pursuant to this Section 19.5, Parent shall be liable for the full amount of such claim, and each such seller's liability under this Section 19.5 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Parent Stock held by such seller pursuant to this Agreement.

                (iii) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 19.5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 19.5, except to the extent (not including any such notice of an underwriter) that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel selected by holders of a majority of the shares of Parent Stock included in the offering or more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof, provided that the indemnifying party will not agree to any settlement without the prior consent of the indemnified party (which consent shall not be unreasonably withheld) unless such settlement requires no more than a monetary payment for which the indemnifying party agrees to indemnify the indemnified party and includes a full, unconditional and complete release of the indemnified party; provided, however, that the indemnified party shall be entitled to take control of the defense of any claim as to which, in the reasonable judgment of the indemnifying party's counsel, representation of both the indemnifying party and the indemnified party would be inappropriate under the applicable standards of professional conduct due to actual or potential differing interests between them. In the event that the indemnifying party does not assume the defense of a claim pursuant to this Section 19.5(iii), the indemnified party will have the right to defend such claim by all appropriate proceedings, and will have control of such defense and proceedings, and the indemnified party shall have the right to agree to any settlement without the prior consent of the indemnifying party. Each indemnified party shall, and shall cause its legal counsel to, provide reasonable cooperation to the indemnifying party and its legal counsel in connection with its assuming the defense of any claim, including the furnishing of the indemnifying party with all papers served in such proceeding. In the event that an indemnifying party assumes the defense of an action under this Section 19.5(iii), then such indemnifying party shall, subject to the provisions of this Section 19.5, indemnify and hold harmless the indemnified party from any and all losses, claims, damages or liabilities by reason of such settlement or judgment.

                (iv) Parent and each seller of Parent Stock shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

        19.6    CONTRIBUTION.   In order to provide for just and equitable
contribution in circumstances under which the indemnity contemplated by Section
19.5 is for any reason not available or insufficient for any reason to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by Parent, any seller of Parent Stock and one or more of the underwriters, except to the extent that contribution is not permitted under Section 11 (f) of the 1933 Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Parent Stock by taking into account the portion of the proceeds of the offering realized by each, and the relative fault of each party by taking into account the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. Parent and each Person selling securities agree with each other that no seller of Parent Stock shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 19.5(ii) were available. Parent and each such seller agree with each other and the underwriters of the Parent Stock, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Parent Stock. For purposes of this Section 19.6, each Person, if any, who controls an underwriter within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such underwriter, and each director and each officer of Parent who signed the registration statement, and each Person, if any, who controls Parent or a seller of Parent Stock within the meaning of
Section 15 of the 1933 Act shall have the same rights to contribution as Parent or a seller of Parent Stock, as the case may be.

        19.7 UNDERTAKING TO FILE REPORTS AND COOPERATE IN RULE 144 TRANSACTIONS. After Parent completes its initial underwritten public offering and for as long thereafter as any Stockholder shall continue to hold any Restricted Securities, Parent shall use reasonable efforts to file, on a timely basis, all annual, quarterly and other reports required to be filed by it under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as amended from time to time.

20.     GENERAL

        20.1 COOPERATION. Company, each Stockholder, Parent and Newco shall deliver or cause to be delivered to the other on the Closing Date and at such other times and places as shall be reasonably agreed to, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement. Stockholders will cooperate and use their reasonable efforts to have the present officers, directors and employees of Company cooperate with Parent on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

        20.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law or as permitted by Section 17), but if assigned by operation of law, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Parent, Newco and Company, and the heirs and legal representatives of Stockholders. Notwithstanding the foregoing, any Stockholder may assign his shares of Parent Stock and rights thereunder, to a family or children's trust; provided that the assignee agrees to be bound by the terms of this Agreement to the same extent as his or its assignor.

        20.3 ENTIRE AGREEMENT. This Agreement (including the Schedules and Annexes) and the documents delivered pursuant hereto constitute the entire agreement and understanding among Stockholders, Company, Newco and Parent and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by Stockholders and by Company, Newco and Parent, acting through their respective officers or representatives, duly authorized by their respective Boards of Directors. Any disclosure made on any Schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other Schedule required hereby; provided that Company shall make a good faith effort to cross reference disclosures, as necessary or advisable, between related Schedules.

        20.4 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        20.5 BROKERS AND AGENTS. Except as disclosed on Schedule 20.5, each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damage or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

        20.6 NOTICES. All notices of communication required or permitted hereunder shall be in writing, addressed to the party to be notified, and may be given by (i) depositing the same in United States mail, postage prepaid and registered or certified with return receipt requested, (ii) by telecopying the same if receipt thereof is confirmed or (iii) by delivering the same in person to an officer or agent of such party.

                (x)     If to Parent or Newco, addressed to them at:

                        The Alliance Group, Inc.
                        12101 North Meridian
                        Oklahoma City, Oklahoma  73120
                        Attn: David W. Aduddell
                        Telecopy No.: (405) 749-8080

                with a copy to:

                        McAfee & Taft A Professional Corporation
                        10th Floor, Two Leadership Square
                        211 North Robinson
                        Oklahoma City, Oklahoma  73102
                        Attn: David J. Ketelsleger, Esq.
                        Telecopy No.: (405) 235-0439

                (y) If to Stockholders, addressed to them at their address set forth on Schedule

                        6.3, with copies to such counsel as is set forth with respect to each Stockholder on such Schedule 6.3;

                (z)     If to the Company, addressed to it at:

                        Nobel Systems, Inc.
                        3013 N.W. 59th Street
                        Oklahoma City, Oklahoma  73112
                        Attn: Ken Blood
                        Telecopy No.: (405) 843-8847

                with a copy to:

                        Pate, Kempf & Knarr
                        Two Leadership Square
                        211 North Robinson
                        Suite 418
                        Oklahoma City, Oklahoma  73102
                        Attn: John Frederick Kempf, Jr.
                        Telecopy No.: (405) 232-3930

or to such other address or counsel as any party hereto shall specify pursuant to this Section 20.6 from time to time.

        20.7 GOVERNING LAW. This Agreement Shall be construed in accordance with the laws of the State of Oklahoma.

        20.8 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        20.9    TIME.  Time is of the essence with respect to this Agreement.

        20.10 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent practicable, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement; and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        20.11 REMEDIES CUMULATIVE. Except as otherwise provided in Section 13.4, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

        20.12 CAPTIONS. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

        20.13 PUBLIC STATEMENTS. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

        20.14 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of Parent, Newco, Company and Stockholders. Any amendment or waiver effected in accordance with this Section 20.14 be binding upon each of the parties hereto.

        20.15 ARBITRATION. Any claim, controversy or dispute arising out of or relating to this Agreement, except as set forth herein, shall be settled by arbitration in Oklahoma City, Oklahoma, in accordance with the rules for arbitration in Oklahoma City, Oklahoma, in accordance with the rules for arbitration of the American Arbitration Association. Any arbitration shall be undertaken pursuant to the Federal Arbitration Act, where possible, and the decision of the arbitrators shall be final, binding, and enforceable in any court of competent jurisdiction. In any dispute in which a party seeks in excess of $50,000 in damages, three arbitrators shall be employed. Otherwise, a single arbitrator shall be employed. All costs relating to the arbitration shall be borne equally by the parties, other than their own attorneys' and experts' fees. The parties will bear their own attorneys' and experts' fees. The arbitrators will not award punitive, consequential or indirect damages.
Each party hereby waives the right to such damages and agrees to receive only those actual damages directly resulting from the claim asserted. In resolving all disputes between the parties, the arbitrators will apply the laws of the State of Oklahoma. Except as needed for presentation in lieu of a live appearance, depositions will not be taken. The parties will be entitled to conduct document discovery by requesting production of documents. The arbitrators will resolve any discovery disputes by such prehearing conferences as may be needed. Either party may be entitled to pursue such remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, provided that each party agrees that it will consent to the stay of such judicial proceedings on the merits of both this Agreement and the related transactions pending arbitration of all underlying claims between the parties immediately following the issuance of any such emergency or injunctive relief.

        20.16 338 ELECTION. Each of the Stockholders agree, if so directed by Parent, to join with Parent and Newco in making an election under Section 338(h) of the Code (and any corresponding elections under state, local, or foreign tax law) with respect to a purchase and sale of the Company

Stock; PROVIDED HOWEVER, that no election shall be made if, as a result of the election, the Stockholders would incur any adverse tax or other consequences not otherwise reimbursed by Parent or Newco to the Stockholders.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                THE ALLIANCE GROUP, INC.



                                                BY:    /s/ David W. Aduddell
                                                     --------------------------
                                                NAME:  David W. Aduddell
                                                TITLE:  President/Chief
                                                        Executive Officer

                                                ALLIANCE ACQUISITION III CORP.



                                                BY:    /s/ David W. Aduddell
                                                     --------------------------
                                                NAME:   David W. Aduddell
                                                TITLE:  Chief Executive Officer


                                                NOBEL SYSTEMS, INC.



                                                BY:    /s/ Kenneth Blood
                                                     --------------------------
                                                NAME:   Kenneth Blood
                                                TITLE:  President

                                                STOCKHOLDERS:


                                                 /s/ Kenneth Blood
                                                -------------------------------
                                                Ken Blood



                                                  /s/ David Andres
                                                -------------------------------
                                                David Andres



                                                  /s/ Jim Pearson
                                                -------------------------------
                                                Jim Pearson

                                       ANNEX I

                                CERTIFICATE OF MERGER
                                       MERGING
                            ALLIANCE ACQUISITION III CORP.
                                         INTO
                                 NOBEL SYSTEMS, INC.

        Nobel Systems, Inc., an Oklahoma corporation, pursuant to Section 81 of the Oklahoma General Corporation Act, DOES HEREBY CERTIFY:

        FIRST. That the name of each of the constituent corporations, which are Oklahoma corporations, is Nobel Systems, Inc. and Alliance Acquisition III Corp.

        SECOND. That an agreement and plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 81 of the Oklahoma General Corporation Act.

        THIRD. That the name of the surviving corporation is Nobel Systems, Inc..

        FOURTH. That the certificate of incorporation of Alliance Acquisition III Corp. shall be the certificate of incorporation of the surviving corporation.

        FIFTH. That the executed agreement and plan of merger is on file at the principal place of business of the surviving corporation, which is located at 12101 North Meridian, Oklahoma City, Oklahoma 73120.

        SIXTH. That a copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any constituent corporation.

        SEVENTH. This merger shall be effective at - , Central Standard Time, on the date this Certificate is filed with the Secretary of State of the State of Oklahoma.

        IN WITNESS WHEREOF, Nobel Systems, Inc. has caused this certificate to be signed by its President and attested by its Secretary, this ____ day of March 1999.

                                                        NOBEL SYSTEMS, INC.


                                                        ----------------------
                                                        President
ATTEST:

------------------------------
    Secretary
                                         -53-